Exhibit 99.2

CONTACT:	FOR IMMEDIATE RELEASE
Janine Dusossoit
Vice President, Corporate Communications
Safeguard Scientifics, Inc.
610-975-4952
SAFEGUARD SCIENTIFICS NAMES JAMES A. DATIN
TO HEAD ITS LIFE SCIENCES GROUP
Senior Vice President John A. Loftus Promoted to Head Safeguard’s
Information Technology Group
Wayne, PA, September 7, 2005 — Safeguard Scientifics, Inc. (NYSE: SFE) announced today that James A. Datin has joined the company as Executive Vice President and Managing Director of Life Sciences. In this position, Mr. Datin will apply his broad industry knowledge to drive Safeguard’s investments in the Life Sciences arena.
Mr. Datin brings significant experience as a marketing and sales executive for leading pharmaceutical, medical device, life sciences, diagnostics, and software companies both in the United States and abroad. He was previously Chief Executive Officer of TouchPoint Solutions, Inc., a provider of software that enables customers to develop and deploy applications, content and media on multi-user interactive devices.
Prior to joining TouchPoint, he served as Group President of Dendrite International, a provider of sales, marketing, clinical and compliance solutions and services to global pharmaceutical and other life sciences companies. He previously served as Group Director, Corporate Business Strategy and Planning at GlaxoSmithKline, where he also was a member of the company’s Predictive Medicine Board of Directors that evaluated acquisitions and alliances. His experience also includes international assignments with and identifying strategic growth opportunities for E Merck and Baxter.
“We are very happy to have Jim join Safeguard as we look to build our life sciences portfolio and increase the value of the companies in which we have invested,” said Peter J. Boni, President and Chief Executive Officer of Safeguard.
“Safeguard’s strategic investments in the Life Sciences sector demonstrate its commitment to funding and nurturing companies with high growth potential in this sector,” said Mr. Datin. “This is an exciting time to be joining Safeguard, and I look forward to working with the Life Sciences team and to evaluating additional growth opportunities.”
Mr. Datin holds a B.B.A. in Marketing from Marshall University, and completed the Executive MBA program with honors at The University of New Haven.
John A. Loftus Promoted to Head Safeguard’s Information Technology Group
The company today also announced that John A. Loftus, Safeguard Senior Vice President and Chief Technology Officer, had been elevated to Executive Vice President and Managing Director of Information Technology. Mr. Loftus joined Safeguard in 2001 to evaluate investment opportunities in the information technology sector and to provide strategic leadership to Safeguard companies. He has more than 20 years of experience in executive management, entrepreneurship and technology investment leadership.
“John has a deep understanding of the challenges and opportunities facing IT companies as they navigate the growth stage,” said Mr. Boni. “He is ideally suited to lead our efforts to identify, invest in, and work with IT companies that will best benefit from Safeguard’s capital and support.”
“Safeguard has a rich tradition of investing in and building great companies. Companies that create compelling value for their customers, capture a fair portion of that value for themselves, and ultimately realize significant value for their stakeholders and for Safeguard,” said Mr. Loftus. “I am both proud and excited to be working with the Safeguard team to grow our portfolio companies and to identify additional strategic investments in the IT sector for Safeguard.”

Mr. Loftus holds a B.E.E. degree from Villanova University where he also earned Masters Degrees in Electrical Engineering and Computer Science. He also earned a Masters degree in organizational dynamics from the University of Pennsylvania.
In accordance with New York Stock Exchange rules, Safeguard also stated that it has issued to Mr. Datin an inducement award consisting of options to purchase up to 2,000,000 shares of Safeguard common stock with an eight-year term and a per share exercise price equal to the average of the high and low prices of Safeguard stock on September 7, 2005. Of the shares underlying the option, 125,000 shares will vest on the first anniversary of the grant date, 375,000 shares will vest in 36 equal monthly installments thereafter and the remaining 1,500,000 shares will vest incrementally based upon the achievement of certain specified levels of improvement in Safeguard’s market capitalization. The stock options were approved by the Safeguard Board’s compensation committee without shareholder approval as an “employee inducement” award under the NYSE’s rules.
About Safeguard
Safeguard Scientifics, Inc. (NYSE: SFE) is a strategic growth partner for companies in the Time-to-Volume stage of development. Time-to-Volume companies are those that are generating revenues from a commercially viable product or service, and are facing new challenges as they scale their businesses to meet market opportunities. Focused primarily on the information technology and life sciences sectors, Safeguard generally acquires majority ownership interests in companies at this stage of growth. In addition to expansion capital, Safeguard provides its companies a wide range of operating and managerial expertise to drive their successful growth to become market leaders. For more information about Safeguard and its strategy, visit www.safeguard.com.

3